EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:                Jon L. Kranov
President and Chief Executive Officer
(815) 433-2525

OTTAWA SAVINGS BANCORP, INC. APPOINTS JOHN M. ARMSTRONG
AS DIRECTOR

October 25, 2012, Ottawa, Illinois — Ottawa Savings Bancorp, Inc. (OTTW.OB) (the “Company”), the holding company for Ottawa Savings Bank (the “Bank”) and the majority-owned subsidiary of Ottawa Savings Bancorp MHC (the “MHC”) (collectively referred to as “Ottawa Savings”), announced today that John M. Armstrong has been appointed as a member of the Board of Directors of the Company, the MHC, and the Bank.  Mr. Armstrong will serve on the Audit Committee and Compensation Committee of the Company and the Bank, and will serve on the Asset and Liability Committee and Investment Committee of the Bank.

Mr. Armstrong has served as Principal of Armstrong & Associates, a registered investment advisory firm located in Ottawa since 1998, and is a Certified Public Accountant and a Certified Financial Planner.  Mr. Armstrong is also an active member of the community and has served on a number of youth and charitable organizations, including the YMCA, Ottawa Elementary School, United Way, and Illinois Valley Fine Arts.

“We are very excited to welcome John Armstrong as a director of the Company, the MHC, and the Bank,” said Jon Kranov, President and Chief Executive.  “We believe that John’s professional background, skills, and deep community roots make him an ideal addition to our Boards.  We are confident at the Company, the Board and our shareholders will benefit from John’s insight and experience.”

The Company is the majority-owned subsidiary of the MHC, which owns 57.8% of the Company’s outstanding shares.  The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.